Exhibit 10.6

June 4, 2007

Joseph Saunders

Dear Joe:

We refer to the letter agreement, dated February 12, 2007 (the “Prior Letter Agreement”), between Visa International Service Association (“Visa International”) and you, pursuant to which you agreed to serve as Executive Chairman of the Transition Governance Committee (“TGC”) and Interim Chief Executive Officer Pro tempore of Visa Inc., a corporation to be formed. We are pleased to confirm your appointment by the TGC and the Board of Directors of Visa International as Chairman and Chief Executive Officer of Visa Inc. This letter agreement will govern the terms of your employment, and supersedes and replaces the Prior Letter Agreement, which is terminated and of no further force or effect as of the date of this letter agreement.

You will be an employee of Visa International on a temporary basis until Visa Inc. is formed, as explained below. You will report to the TGC for the benefit of the Visa enterprise as a whole (“Visa”). Upon the formation of Visa Inc., your employment will transfer to Visa Inc., and Visa International will assign to Visa Inc., and Visa Inc. will assume all of the rights and responsibilities of your employer pursuant to this letter agreement.

Subject to the terms of this letter agreement, you will:

(a) serve as Chief Executive Officer of Visa Inc. (“CEO”) for a term commencing May 15, 2007 and ending on May 15, 2009, subject to earlier termination by the Board of Directors of Visa Inc., and

(b) continue to serve as Chairman of the TGC or, upon formation, the Visa Inc. Board of Directors at least through the date that is 90 days following the date of Visa Inc.’s initial public offering, subject to earlier termination by the Board of Directors of Visa Inc.

The foregoing to the contrary notwithstanding, the Board of Directors of Visa Inc. may, in its discretion, elect to extend the term of your employment as CEO and/or as Chairman hereunder for one or more additional periods determined by the Board of Directors upon notice by it to you prior to the end of the then-current term of employment as CEO or Chairman, as the case may be.

You have resigned your positions as a member of the Boards of Directors of Visa International, Visa USA, Inc. and any of their affiliates. As CEO and Chairman hereunder, you will report to the TGC or, upon formation, the Visa Inc. Board of Directors. Your office will be located in San Francisco, California, subject to travel required by your employment.

Visa International

P.O. Box 8999

San Francisco, CA 94128-8999

U.S.A.

As Chairman and CEO, your key responsibilities will be to provide executive leadership over the transition process to Visa Inc. Your primary tasks will be the following:

(1) Governance:

(A)	recruit independent directors of Visa Inc.;

(B)	lead the development of the Visa Inc. Board of Directors, including composition and criteria for members;

(C)	develop compensation approach and plans of Visa; and

(D)	approve restructuring communications for Visa.

(2) Structure:

(A)	deliver executed definitive agreement for establishment of Visa; and

(B)	administer the budget for Visa during the transition.

(3) Organization:

(A)	capture and deliver synergies as contemplated in connection with Visa’s Project Atlas;

(B)	develop the organizational structure for Visa;

(C)	develop the human resources policies of Visa, including compensation approach; and

(D)	select top management of Visa.

In addition, you will have such duties and responsibilities as are determined by the Board of Directors of Visa Inc.

You will perform the foregoing responsibilities and tasks subject to the approval of the TGC and the Board of Directors of Visa Inc., as applicable.

You will devote your full business time and efforts to the business of Visa; provided that you may continue to serve as a member of the boards of directors of Affinion and NewStar Financial, so long as such service does not create a conflict of interest with your service with, or interfere with your performance of your duties with, Visa, as determined in the good faith discretion of the TGC or the Board of Directors of Visa Inc. (in each case, excluding you).

As base compensation (“Base Compensation”) for service as Chairman and CEO as contemplated by this letter agreement, you will receive a base salary at an annual rate equal to $950,000 during your term of employment. Base Compensation will be payable in accordance with Visa International’s regular payroll schedule. You will also be eligible for paid vacation, holiday and sick days in accordance with Visa International’s policies and procedures, and you will be eligible to participate in the employee benefit plans of Visa International, subject to the terms and conditions of such plans. You and your spouse will also be eligible to receive health benefits pursuant to Visa International’s, Visa Inc’s or their successor’s or designated entity’s health plan, as in effect from time to time, during the term of your employment through the earlier of (i) your eligibility for health benefits from any other employer and (ii) your attainment of age 65, except in the event your employment is terminated by Visa with cause (as determined by in the good faith discretion of the TGC, or, if the TGC is not then in existence, the Board of Directors of Visa Inc. (in each case, excluding you)) (“Cause”). “Cause” shall be interpreted to include the following: neglect of your duties (other than on account of a medically-determined incapacity which renders you unable to regularly perform usual duties); committing fraud, misappropriation or embezzlement in the performance of duties; conviction of a felony; disclosure of confidential information in violation of Visa’s written policies; or engaging in conduct that is materially injurious to Visa. You will be required to pay the portion of the cost of such benefits as is paid by actively employed employees from time to time.

You will be eligible for an annual performance bonus with respect to the term of your employment. The target annual performance bonus will be 200%-300% of Base Compensation earned by you. Your actual annual performance bonus can exceed or fall below this range and will be decided by the TGC, or, if the TGC is not then in existence, the Board of Directors of Visa Inc. (in each case, excluding you), in its discretion, based on such factors as the following: execution of definitive agreements in connection with the formation of Visa Inc. and successful achievement of your above-described key responsibilities and primary tasks. Subject to the following paragraph, your annual performance bonus with respect to fiscal year 2007 will be not less than 250% of Base Compensation earned by you during fiscal year 2007 and will be payable after the close of the fiscal year, on the same schedule as that for other Visa International employees. You will also be eligible for a long-term performance bonus with respect to the term of your employment. The target long-term performance bonus will be 500%-600% of Base Compensation earned by you, and your actual long-term performance bonus within this range will be decided by the TGC, or, if the TGC is not then in existence, the Board of Directors of Visa Inc. (in each case, excluding you), in its discretion, based on its evaluation of your performance. With respect to fiscal year 2007, the TGC will recommend to the Visa Inc. Board of Directors your 2007 long-term performance bonus be converted into, and payable in, shares of Visa Inc. common stock, based on the fair market value of such stock on the conversion date, and on mutually-agreeable terms. Such bonus will be so paid if so approved by the Visa Inc. Board of Directors. If the TGC or Visa Inc. Board of Directors deems this impractical, any long-term performance bonus for which you may be eligible will be payable in cash.

In order to be eligible to receive any annual or long-term bonus performance bonus, you must be in an “active working status” at the time of the bonus payment, except as provided in the immediately following paragraph. For purposes of this letter agreement, “active working status” means that you have not resigned (or given notice of your intent to resign) and have not been terminated for any reason (or been given notice of your termination).

If your employment is terminated prior to May 15, 2009, (i) involuntarily by Visa without Cause or (ii) due to your permanent disability (within the meaning of the Visa disability plan in which you then participate, or, if none, as determined by the TGC, or, if the TGC is not then in existence, the Board of Directors of Visa Inc. (in each case, excluding you)), you or your beneficiaries will receive as severance (a) two years’ Base Compensation, (b) two times your target annual performance bonus, at 250%, for the then-current fiscal year, and (c) the full-value of any long-term performance bonus that would otherwise have become payable during the two years following such termination. Any severance amounts described in clauses (a) and (b) immediately preceding will be payable in a single lump-sum promptly following such termination of employment and any severance amount described in clause (c) immediately preceding will be payable when such long-term performances bonuses may be payable to similarly situated active employees of Visa. Notwithstanding the foregoing, in the event your employment terminates, if necessary to avoid any violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any amounts payable pursuant to this paragraph, you will not receive any such amounts until the first scheduled payroll date that occurs more than six months following the date of termination of employment. As a condition of receiving any severance for which you otherwise qualify under this paragraph, you agree to execute, deliver and not revoke (within the time period permitted by applicable law) a general release of Visa and its affiliates and their respective officers, directors, employees and owners from any and all claims, obligations and liabilities of any kind whatsoever arising from or in connection with your employment or termination of employment with Visa or this letter agreement (including, without limitation, civil rights claims), or otherwise, in such form as is requested by Visa. Upon termination of your employment with Visa under any circumstances, all of your rights to compensation, benefits, bonuses, severance or similar remuneration, other than any severance to which you are entitled in accordance with the foregoing provisions of this paragraph, from Visa will terminate.

To the extent that the aggregate amount of any payments described in the immediately preceding paragraph are subject to the excise tax provisions of Section 4999 of the Code, Visa will pay you an additional payment in an amount that when added to such payments will place you in the same after-tax position as if the excise tax imposed by Section 4999 of the Code (but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code) did not apply to such payments. The amount of this additional payment will be determined by Visa’s independent accountants and, as required, remitted to the applicable tax authorities.

Your cash compensation will be subject to applicable deductions and required withholdings.

During the term of your employment with Visa and thereafter: (a) you will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, provided that you have given prompt notice to the TGC (or, if TGC is not then in existence, the Board of Directors of Visa Inc.) of any such order), directly or indirectly, other than in the regular and proper course of business of Visa, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of Visa or with respect to confidential or secret processes, services, techniques, customers, clients or plans with respect to Visa (all of the foregoing collectively hereinafter referred to as “Confidential Information”), and (b) you will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than Visa; provided, however, that you have no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by you. All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents, services and devices developed, made or invented by you, alone or with others, while an employee of Visa which are related to the business of Visa will be and become the sole property of Visa, unless released in writing by the TGC, or, if the TGC is not then in existence, the Board of Directors of Visa Inc. (in each case, excluding you), and you hereby assign any and all rights therein or thereto to Visa. You hereby acknowledge and confirm that you understand that your covenants contained in the immediately preceding sentence are limited by California Labor Code Section 2870, which provides:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Nothing in this letter agreement is intended to expand the scope of protection provided you by Sections 2870 through 2872 of the California Labor Code. Your covenants set forth in the foregoing paragraph are collectively referred to below as the “Covenants.”

As an employee of Visa, you agree to be bound by and comply with all of Visa’s employment policies and practices, including but not limited to all terms and conditions contained in any employee handbook and other documents that may be issued to you, as may be amended from time to time.

Any dispute or controversy between the parties relating to this letter agreement or relating to or arising out of your employment with Visa will be settled by binding arbitration in the city of San Francisco, State of California, pursuant to the governing rules of the American Arbitration Association. Judgment upon the award may be entered in any court of competent jurisdiction. All parties will maintain the confidentiality of any such arbitration, unless the parties expressly agree otherwise in writing or the law provides to the contrary. Notwithstanding anything herein to the contrary, if any dispute arises between the parties concerning the Covenants, or if Visa makes any claim concerning the Covenants, Visa will be entitled to seek preliminary relief in a court of competent jurisdiction pending the outcome of arbitration with respect to such dispute or claim. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceedings hereunder. In the event of any dispute under this letter agreement, all reasonable attorney fees and disbursements of the prevailing party will be paid by the non-prevailing party.

Notwithstanding any other provisions of this letter agreement to the contrary, all of the boards of directors of Visa International, Visa USA, Inc. and Visa Canada Association and the regional boards of directors of Visa International, including Inovant, L.L.C., must confirm your appointment before this offer becomes effective.

This letter agreement constitutes the entire agreement between Visa and you concerning your employment, supersedes all prior agreements and undertakings, both written and oral, including the Prior Letter Agreement, and may not be modified or amended in any way except in writing signed by both Visa International and you.

Please indicate your acknowledgement of, and agreement with, the matters set forth above by signing this letter agreement as set forth below.

Sincerely yours,

VISA INTERNATIONAL SERVICE ASSOCIATION

By:	/s/ William Campbell
William Campbell
Chairman of the Board of Directors of Visa International Service Association, and Chairman of the Transition Governance Committee

AGREED AND ACCEPTED:

JOSEPH SAUNDERS

/s/ Joseph Saunders	June 11, 2007
Signature	Date